Exhibit 10.11


                                February 4, 1999

Mr. William P. Fricks
2327 West Island Road
Williamsburg, Virginia 23185

Dear Bill:

      As Chairman of the Compensation and Benefits Committee ("Compensation Committee") of the Board of Directors of Newport News Shipbuilding Inc. ("NNS" or "Company"), I am pleased to set forth this Amended Employment Agreement ("Agreement"). This Agreement supersedes your current employment agreement, dated January 6, 1997, and reflects the changes approved by the Compensation Committee at its December 15, 1998 meeting.

1. You will continue to be employed as Chairman and Chief Executive Officer ("CEO") of the Company. Your employment under this Agreement will be for a period of three years which commenced on December 12, 1996. Thereafter, the Agreement will be extended automatically in one-year increments unless notice of termination is given by the Board of Directors at least 90 calendar days prior to the expiration of either the initial three-year period or any subsequent one-year renewal period.

2. Effective January 1, 1999, you will be paid a base salary of not less than $560,000 per year, which shall be subject to such adjustments as may, from time to time, be approved by the Compensation Committee, and payable according to the regular pay schedule for executives at the Company.

3. You will continue to be a participant in the Company's Annual Incentive Plan and long-term incentive plan. You will be eligible for annual incentive award consideration and stock-based incentives in accordance with the terms of those plans and at the discretion of the Compensation Committee.

4. You will receive non-cash compensation and be eligible to participate in employee benefit programs comparable to those provided to Company senior executives under Company policy, including, but not limited to, the Company medical, pension, 401(k), long-term disability, and life insurance plans.

5. You will receive reimbursement for personal financial, tax, and/or estate planning expenditures of up to $15,000 per year.

6. On your separation from service with the Company, you will receive career transition assistance of up to $75,000.

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7. You will have four weeks vacation per year.

8. Your pension benefits will be equal to whatever benefits you accrue as a participant in the Company's qualified defined benefit pension plan for salaried employees, subject to any applicable legal limits, and in the Company's non-qualified retirement benefit restoration plan, but with the following adjustment:

      a. Effective January 1, 1999, your supplemental executive retirement plan
         (SERP) will provide that (1) seven years will be added to your actual service and participation credit for all purposes; (2) three years will be added to your age; and (3) your final average compensation for pension purposes will be deemed to be equal to the total of (a) the final three-year average of your base salary during your tenure as Chairman and CEO of the Company (or average base salary for years worked as Chairman and CEO, in the event your tenure is less than three years) plus (b) the final three-year average of either the actual bonuses you receive or the targeted bonuses for the CEO position for this period, whichever is greater. Further, the retirement benefit payable to you under the SERP will be based on 60% of final average compensation, as defined in this Section, and will be payable to you in a lump sum (based on the same factors used to calculate lump sums under the Newport News Shipbuilding Inc. Retirement Plan) or as an annuity, at your option.

      b. Effective January 1, 2000, five years, instead of seven, will be added to your actual service and participation credit for all purposes;

      c. Effective January 1, 2000, five years, rather than three, will be added to your age.

      Your rights under this Section 8 will survive termination of this Agreement. If your employment is terminated prior to January 1, 2000, other than for death, disability, or cause, or you are constructively terminated, or if your employment is not continued after the end of the initial three-year term of this Agreement, the provisions set forth in subparagraphs b and c of this Section 8 will automatically vest and take effect immediately upon the effective date of your employment termination.

9. If your employment is terminated other than for death, disability, or cause, or you are constructively terminated, or if your employment is not continued after the end of the initial three-year term of this Agreement or any subsequent one-year renewal period, you will be paid a severance benefit equal to three times your total cash compensation in effect on the date your employment terminates. Your total cash compensation will consist of (a) your base salary in effect on the date of termination plus (b) either your target bonus under the Annual Incentive Plan for the calendar year in which termination occurs or your most recent awarded bonus, whichever is greater. This severance benefit will be paid in a lump sum within 30 days of the effective date of your employment termination.

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      In addition, and subject to Board approval, all outstanding restricted stock, stock options, and performance shares will vest and/or become exercisable in the event your employment terminates under the provisions of this Section 9. Any vested stock options you hold will remain exercisable for a period of not less than 90 days from your employment termination date.

      For purposes of this Section, "constructively terminated" shall be defined identically to the term Constructive Termination, as set forth in the Change in Control Severance Benefit Plan for Newport News Shipbuilding Inc. Executives, as amended ("Change in Control Plan" or "Plan"), except that, for purposes of this Agreement, such termination need not occur after a Change in Control under the Plan.

      If your employment is terminated after a Change in Control within the meaning of the Change in Control Plan, your total cash severance benefit shall not exceed the greater of (a) the total cash compensation provided to you under this Section or (b) the total cash compensation provided to you under the Change in Control Plan.

10. If you resign voluntarily from the Company, you will not be entitled to the severance benefits or the accelerated vesting of stock awards, as set forth in Section 9 of this Agreement.

11.   As a condition of receiving the payments, benefits and rights set forth in
      Section 9 of this Agreement, you will be required to execute a general waiver and release of any claims you might have against the Company arising from, or during the course of, your employment with the Company.

12. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors and assigns of the Company. The term "successors" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires, directly or indirectly, all of, or a controlling interest in, the capital stock or other ownership interests, assets, or business of NNS.

13. Nothing in this Agreement shall be construed as limiting, constraining, or otherwise adversely affecting your right to any other benefits available to you under any Company employee benefit plan or program, including any employee benefit plan or program the Company makes available to its retired salaried employees and/or executives.

14. The validity, interpretation, and performance of this Agreement shall be controlled by, and construed under, the laws of the Commonwealth of Virginia. Venue shall be in the applicable federal or state court in Newport News, Virginia. In the event any provision of this Agreement is adjudged, for any reason, to be invalid or unenforceable, the remaining provisions shall remain in full force and effect. Further, in the event you initiate legal action to enforce any provision of this Agreement, the Company will pay any attorney fees and costs you incur in connection with such legal action.

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15.   At your separation from service with the Company, you will be deemed to have attained the minimum age and years of service then required to qualify immediately for all employee benefits as a salaried retiree of the Company.


                                    Sincerely,



                                    Joseph J. Sisco
                                    Chairman
                                    Compensation and Benefits Committee



ACKNOWLEDGED AND ACCEPTED:



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William P. Fricks